UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) July 13, 2000
                                                          -------------



                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

             (Exact name of registrant as specified in its charter)


            Delaware                 0-15587             52-0991911
    ----------------------------     -------         ------------------------
    (State or Other Jurisdiction    (Commission      I.R.S. Employer ID Number
        of Incorporation or         File Number)
           Organization)


                11019 McCormick Road, Hunt Valley, Maryland 21031
                -------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


         Registrant's telephone number, including area code 410/584-7000
                                                            ------------

Item 5.  Other Events.

On July 13, 2000, EA Engineering, Science, and Technology, Inc. (the "Company") issued the following press release:

                 EA REPORTS POSITIVE FY00 THIRD QUARTER EARNINGS

                     Year-to-Date Net Revenue $26.5 Million
                     New Orders Strongest in Twelve Quarters

Contact:        Melissa L. Kunkel, Director of Marketing and Communications
                Tel. (410) 527-2442   FAX:  (410) 771-9148
                World Wide Web Site:  http://www.eaest.com

For Release:    Immediately Upon Receipt

BALTIMORE, MARYLAND, July 13, 2000...EA Engineering, Science, and Technology, Inc. (NASDAQ: EACOC), today reported positive earnings for the third fiscal quarter ended May 31, 2000.

Third Quarter Highlights

o        EPS of $0.01 per share, fifth consecutive quarter of positive earnings
o        Net revenue of $9 million
o New orders increased 15 percent to $16.9 million from $14.7 million in the third quarter of fiscal 1999

Net revenue for the period was $9,038,700 compared to $9,145,400 for the prior year period. This slight decrease of 1.2% in net revenue reflects higher subcontractor and other direct project costs during the quarter compared to the prior year period. Net income for the period was $37,900, or $0.01 per diluted share, compared to a net income of $263,000, or $0.04 per diluted share in the same period the prior fiscal year. The Company attributed the decrease in net income to additional operating costs incurred related to the restatement of the Company's financial results for fiscal years 1999 and 1998 and an increase in bid and proposals costs at the regional level, which helped bolster contract bookings for the quarter. New orders increased 15% to $16.9 million compared to $14.7 million in the third quarter of fiscal 1999.

Net revenue for the nine months ended May 31, 2000 increased 6.8% to $26,519,700 compared to $24,841,200 in the prior year period. Net income for the nine-month period was $323,700, or $0.05 per diluted share, compared to a loss of $1,808,100, or $0.29 per diluted share, for the same period the prior year.

Commenting on the results, Loren D. Jensen, Chairman and Chief Executive Officer noted, "We are pleased to report profitable financial results for the third quarter of fiscal 2000. We continue to increase our new orders quarter to quarter, with year to date contract awards up 12 percent compared to the first nine months of fiscal 1999. Our clients increasing need for compliance, waste management, and water and wastewater consulting services was evident during the quarter as we experienced increased awards in these service areas."

Barbara  Posner,  the  Company's  Chief  Operating  Officer and Chief  Financial
Officer added, "During the quarter, several large, targeted contract opportunities with the government sector emerged from the pipeline, which directly  impacted  our  operating  costs as  regional  bid and  proposal  costs increased. This, in conjunction with costs related to the restatement of earnings for fiscal years 1998 and 1999, increased our operating expenses for the quarter, constraining our quarterly profitability. The Company continues its financial recovery, has maintained profitability, and is on target with our internal revenue projections. However, despite being profitable, our income-to-date is below expectations. Given our year-to-date earnings and our outlook for the fourth quarter, we estimate that fully diluted earnings for fiscal 2000 should reach between $0.07 and $0.09 per share."

Jensen commented, " The success we are having in new orders is building a strong backlog for fiscal 2001. In recent prior years, the Company's focus was on corporate sales and marketing, which was costly and did not provide the anticipated return. By decentralizing these efforts we have been able to better focus on building backlog in the regional operations, at a lower overall cost which is absorbed at the regional level. More importantly, the regions are seeing a return on their investment as new orders in fiscal 2000 are expected to increase 15% and 5% compared to fiscal 1999 and 1998, respectively. Going forward, we will continue to concentrate our efforts on revenue growth and improved profitability."

EA Engineering, Science, and Technology, Inc. is a global consulting firm specializing in energy, the environment, and health and safety. Through its network of more than 20 offices, EA provides scientific, engineering, economic, analytical, and management solutions to corporate, utility, municipal, and federal government clients.

Certain of the information contained in this news release contain forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as those related to the Company's contracts and other business risks, including general economic conditions, the effects of the Company's restructuring, and industry-wide market factors, as detailed from time to time in the Company's filings with the Securities and Exchange Commission. IN EACH CASE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM

SUCH FORWARD-LOOKING STATEMENTS. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the accounting irregularities discussed in this news release and their further impact, if any, on the Company's operations and/or the Company's future profitability.

The Company's results of operations are also affected by significant competition in the industry, including a very competitive requirement for successful bidding and solicitation of contracts. As such, operating results for the reporting period are not necessarily indicative of the results that may be expected for any subsequent periods.

                                      # # #
                            [Financial Table Follows]

         EA Engineering, Science, and Technology, Inc. and Subsidiaries
                         Consolidated Operating Results

                                                       Three Months Ended               Nine Months Ended
                                                             May 31,                          May 31,
                                                      2000            1999            2000              1999
                                                                   (As Restated)                   (As Restated)
                                                   ------------    ------------    ------------    ------------
Total revenue                                      $ 14,349,700    $ 12,307,000    $ 42,988,500    $ 34,931,400
     Less subcontractor costs ..................     (3,817,900)     (2,043,300)    (12,199,700)     (6,051,700)
     Less other direct project costs ...........     (1,493,100)     (1,118,300)     (4,269,100)     (4,038,500)
                                                   ------------    ------------    ------------    ------------
Net revenue ....................................   $  9,038,700    $  9,145,400    $ 26,519,700    $ 24,841,200

Costs and operating expense:
     Direct Salaries and Other Operating .......      7,122,800       6,746,400      20,575,600      19,307,900
     Sales, general, and administrative ........      1,786,400       1,941,900       5,237,400       6,136,300
     Restructuring .............................           --              --              --         2,132,600
                                                   ------------    ------------    ------------    ------------
Total costs and operating expense ..............      8,909,200       8,688,300      25,813,000      27,576,800

Income from operations .........................        129,500         457,100         706,700      (2,735,600)
Interest expense, net ..........................        (66,600)        (64,400)       (167,000)       (139,600)

Income (loss) from continuing operations before
     income taxes ..............................         62,900         392,700         539,700      (2,875,200)
Provision for income taxes .....................         25,000         165,000         216,000      (1,150,100)

Net income (loss) from continuing operations ...   $     37,900    $    227,700    $    323,700    $ (1,725,100)

Discontinued operations

  Income (loss) from operations of discontinued
     segment (net of tax) ......................           --              --              --          (119,000)
  Gain on disposal of discontinued segment,
     including operating losses during phase-out
     period (net of tax) .......................           --            35,300            --            35,300
                                                   ------------    ------------    ------------    ------------

Net income (loss) from discontinued ............           --            35,300            --           (83,700)

Net income (loss) ..............................   $     37,900    $    263,000    $    323,700    $ (1,808,800)

Basic EPS -- Continuing operations .............           0.01            0.04            0.05           (0.27)
Basic EPS -- Discontinued operations ...........           --              --              --             (0.02)
     Net income ................................   $       0.01    $       0.04    $       0.05    $      (0.29)

Diluted EPS -- Continuing operations ...........           0.01            0.04            0.05           (0.27)
Diluted EPS -- Discontinued operations .........           --              --              --             (0.02)
     Net Income ................................   $       0.01    $       0.04    $       0.05    $      (0.29)

Weighted average shares outstanding ............      6,093,431       6,319,000       6,192,543       6,305,900
Diluted weighted average shares outstanding ....      6,093,611       6,319,600       6,194,203       6,306,600


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  EA Engineering, Science, and Technology, Inc.
                                                Registrant


Date:            July 18, 2000              By:  /s/ Barbara L. Posner
       ---------------------------------        -----------------------------
                                                 Barbara L. Posner
                                                 Chief Financial Officer
                                                 Chief Operating Officer